UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________
Markel Corporation
(Exact name of registrant as specified in its charter)
____________________

Virginia	54-1959284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4521 Highwoods Parkway Glen Allen, Virginia	23060-6148
(Address of Principal Executive Offices)	(Zip Code)
Markel Corporation 2020 Employee Stock Purchase Plan
(Full title of the plan)
Richard R. Grinnan, Senior Vice President, Chief Legal Officer and Secretary
4521 Highwoods Parkway
Glen Allen, Virginia 23060-6148
(804) 747-0136
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)

Common Stock, no par value	250,000 shares (2)	$968.00	$242,000,000	$21,929.37

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers an indeterminate amount of additional securities that may be offered or sold pursuant to the terms of the Markel Corporation 2020 Employee Stock Purchase Plan (the 2020 ESPP), which provide for a change in the amount or type of securities being offered or sold to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
Consists of (i) 125,000 shares reserved for issuance under the component of the 2020 ESPP (the Qualified Plan Component) that is intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the Code), and (ii) 125,000 shares reserved for issuance under the component of the 2020 ESPP (the Non-Qualified Plan Component) that does not constitute an "employee stock purchase plan" within the meaning of Section 423 of the Code. Shares reserved for issuance under the Qualified Plan Component may not be issued under the Non-Qualified Plan Component, and vice versa.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act. Based on the average of the high and low prices for the Registrant’s common shares on the New York Stock Exchange as of a specified date (June 16, 2020) within five business days of the date of filing of this Registration Statement.

(4)
Pursuant to Rule 457(p) under the Securities Act, the total filing fee ($31,411.60) due for this Registration Statement has been offset by $9,482.23, the aggregate total dollar amount of the filing fee associated with the 98,676.58 unsold common shares from the Form S-8 Registration Statement (File No: 333-211414) filed by the Registrant on May 17, 2016 (the Unsold Common Shares). The offering that included the Unsold Common Shares has been terminated.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (the Commission). The documents containing the information called for in Part I of Form S-8, along with the information incorporated by reference under Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement that meets the requirements of Section 10(a) of the Securities Act of 1993, as amended (the Securities Act).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (the 2019 Annual Report);

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

(3)	The Registrant’s Current Reports on Form 8-K filed February 21, 2020, May 15, 2020 and May 27, 2020; and

(4)
The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on April 17, 2000 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), including any amendments to such Registration Statement hereafter filed, as also described in Exhibit 4.1 to the 2019 Annual Report.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.
Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
Richard R. Grinnan, Senior Vice President, Chief Legal Officer and Secretary of the Registrant, has opined as to the legality of the original issuance of securities, if any, that may be offered by this Registration Statement. Mr. Grinnan is an eligible participant under the Markel Corporation 2020 Employee Stock Purchase Plan.

Item 6.	Indemnification of Directors and Officers.
Indemnification, Advances and Reimbursement
Virginia law provides that, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.
Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he or she has met the following standard of conduct, an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

•	he or she conducted himself or herself in good faith;

•
he or she believed in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and in all other cases, that his or her conduct was at least not opposed to its best interests; and

•	in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.
A Virginia corporation, however, may not indemnify a director in connection with:

•	a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

•
any other proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

In addition, Virginia law permits a corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against his or her willful misconduct or a knowing violation of criminal law.
The Registrant’s articles of incorporation provide mandatory indemnification of directors and officers to the full extent permitted by Virginia law and for permissive indemnification of employees and agents to the same extent.
The Registrant maintains directors’ and officers’ liability insurance which may provide indemnification, including indemnification against liabilities under the Securities Act, to its directors and officers in certain circumstances.
Limitations on Director Liability
Virginia law provides that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as director, unless the person asserting liability proves that the breach or failure to perform was in violation of the director’s duty to discharge his or her duties as a director, including his or her duties as a member of a committee, in accordance with his or her good faith business judgment of the best interests of the corporation. Unless a director has knowledge or information concerning the matter in question that makes reliance unwarranted, the director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

•	one or more officers or employees of the corporation whom the director believes, in good faith, to be reliable and competent in the matters presented;

•	legal counsel, public accountants, or other persons as to matters the director believes, in good faith, are within the person’s professional or expert competence; or

•	a committee of the board of directors of which he is not a member if the director believes, in good faith, that the committee merits confidence.
In addition, Virginia law provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of:

•
the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or

•
the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed.

The Registrant’s articles of incorporation provide for the elimination of liability of officers and directors in every instance permitted under Virginia law. The liability of an officer or director is not limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

Item 7.	Exemption from Registration Claimed.
Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1(a)	Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 in the Registrant’s report on Form 8-K filed with the Commission May 13, 2011)
4.1(b)	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 in the Registrant's report on Form 8-K filed with the Commission May 27, 2020)
4.2	Bylaws, as amended and restated May 11, 2020 (incorporated by reference from Exhibit 3.1 in the Registrant's report on Form 8-K filed with the Commission May 15, 2020)
5.1	Opinion of Richard R. Grinnan, counsel to the Registrant (filed herewith)
23.1	Consent of Richard R. Grinnan, counsel to the Registrant (included in Exhibit 5.1)
23.2	Consent of KPMG LLP (filed herewith)
24	Power of Attorney (filed herewith)
99.1	Markel Corporation 2020 Employee Stock Purchase Plan (incorporated by reference from Exhibit 10.1 in the Registrant's report on Form 8-K filed with the Commission May 15, 2020)

Item 9.	Undertakings.
The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That for the purpose of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on June 19, 2020.

MARKEL CORPORATION

By:	/s/ Jeremy A. Noble
Jeremy A. Noble Senior Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 19, 2020.

Signature	Title
/s/ Thomas S. Gayner Thomas S. Gayner	Co-Chief Executive Officer, Director (Co-Principal Executive Officer)
/s/ Richard R. Whitt, III Richard R. Whitt, III	Co-Chief Executive Officer, Director (Co-Principal Executive Officer)
/s/ Jeremy A. Noble Jeremy A. Noble	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Oscar Guerrero Oscar Guerrero	Chief Accounting Officer (Principal Accounting Officer)
/s/ Steven A. Markel* Steven A. Markel	Chairman of the Board, Director
/s/ K. Bruce Connell* K. Bruce Connell	Director
/s/ Diane Leopold* Diane Leopold	Director
/s/ Lemuel E. Lewis* Lemuel E. Lewis	Director
/s/ Anthony F. Markel* Anthony F. Markel	Director
/s/ Darrell D. Martin* Darrell D. Martin	Director
/s/ Harold L. Morrison, Jr* Harold L. Morrison, Jr.	Director
/s/ Stewart M. Kasen* Stewart M. Kasen	Director
/s/ Michael O'Reilly* Michael O’Reilly	Director
*By: /s/ Richard R. Grinnan
Name:    Richard R. Grinnan
Title:    Attorney-in-Fact